Exhibit 99.3

PHOTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	October 31, 2023	October 31, 2022
Assets

Current assets:
Cash and cash equivalents	$499,292	$319,680
Short-term investments	12,915	38,820
Accounts receivable	194,927	198,147
Inventories	49,963	50,753
Other current assets	28,353	37,252

Total current assets	785,450	644,652

Property, plant and equipment, net	709,244	643,873
Other assets	31,527	27,305

Total assets	$1,526,221	$1,315,830

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$6,621	$10,024
Accounts payable and accrued liabilities	178,602	183,773

Total current liabilities	185,223	193,797

Long-term debt	17,998	32,310
Other liabilities	47,391	27,634

Photronics, Inc. shareholders' equity	975,008	831,527
Noncontrolling interests	300,601	230,562
Total equity	1,275,609	1,062,089

Total liabilities and equity	$1,526,221	$1,315,830